Exhibit 99.3

NEWS FROM SEI

For Immediate Release

Contact:	Larry Wexler
Company:	SEI
Voice:	610.676.1440
E-mail:	lwexler@seic.com
Pages:	1

SEI and Vermeg Announce Settlement Agreement and License

Oaks, PA, December 12, 2005 – SEI (NASDAQ:SEIC), a leading global provider of asset management services and investment technology solutions, announced today that it has entered into an agreement with Vermeg Services S.A.R.L., a Tunisian-based provider of investment processing technology solutions, to settle a previously disclosed lawsuit between the two companies.

As part of the settlement and mutual release agreement, SEI has made a one-time payment, which it will expense in the fourth quarter 2005, to Vermeg in the amount of $4.25 million. The payment is for services previously rendered to SEI and for a perpetual pre-paid license to use certain Vermeg technology involved in the processing of corporate actions by SEI’s portfolio accounting system.

The lawsuit arose out of a dispute, earlier this year, regarding a Software License Agreement with Vermeg.

About SEI

SEI (NASDAQ:SEIC) is a leading global provider of asset management services and investment technology solutions. The company’s innovative solutions help corporations, financial institutions, financial advisors, and affluent families create and manage wealth. As of the period ending September 30, 2005, through its subsidiaries and partnerships in which it has a significant interest, SEI administers $321.7 billion in mutual fund and pooled assets, manages $138.5 billion in assets, and operates 22 offices in 12 countries. For more information, visit www.seic.com.

About Vermeg

Vermeg provides a broad range of next generation (Java J2EE based) software solutions for front, middle and back office operations of asset managers, custodian banks and financial institutions involved in portfolio management, fund administration and securities processing. Privately owned, Vermeg clients include major financial institutions in 15 countries. Vermeg’s suite of business software solutions includes OMEGA Portfolio Management, OMEGA Fund Administration, MEGALEND for Securities Lending & Repo, MEGARA for securities settlement and custody, as well as the MEGACOR corporate actions solution. Visit Vermeg at http://www.vermeg.com.